EXHIBIT 99.1

AT THE COMPANY:      IN CANADA:
Todd Spence                     Zak Dingsdale
President & CEO              Tangent Management
314-439-6400                  604-642-0115
tas@mditech.com              zdingsdale@telus.net

AT FINANCIAL RELATIONS BOARD:
Diane Hettwer
Financial Relations Board
312-640-6760
dhettwer@financialrelationsboard.com


FOR IMMEDIATE RELEASE
FRIDAY, MAY 13, 2005

MDI TECHNOLOGIES RECEIVES UNSOLICITED
OFFER FROM LOGIBEC


St. Louis, MO, May 13, 2005-MDI Technologies
(OTC BB: MDTI, TSX: MDD.U)
announces that LGI Acquisition, Inc. has made an unsolicited offer for all of MDI's outstanding shares for a consideration of US$2.40 per share cash.

The Board of Directors of MDI will consider the unsolicited offer and make a recommendation to the MDI shareholders shortly. An interim report is being mailed to shareholders today, May 13th advising shareholders NOT to tender their shares until a final recommendation from the Board of Directors is announced.

Speaking on behalf of the Board of Directors, Todd A. Spence, Chairman, President and CEO of MDI Technologies, stated "We believe the unsolicited takeover offer we received from LGI may not fully account for how certain assets are valued. The company's flagship products, On-Line Advantage, TouchTime, Clinical Care Solutions and E-charting are not valued on the Balance Sheet and may not have been fully recognized in the takeover offer."

The Board of Directors has established a special committee of the Board to review the offer and that committee has retained an advisor to prepare a Fairness Evaluation. The results of that report shall be made available to shareholders later this month via a follow-up to the directors' circular being mailed today.


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MDI Technologies
ADD 4

About MDI Technologies, Inc.

MDI develops and markets a family of software products for the healthcare industry. Such products deliver an innovative system that allows long-term care facilities the ability to run clinical and accounting software applications either locally or over the Internet. In addition, MDI provides assessment tools and staging criteria for customized patient care in the long-term care segment of the healthcare market. In 1999, MDI began deploying its first product via the ultra-thin client technology based on Microsoft's Windows 2000 Terminal Server and Citrix MetaFrame. Such technologies allow the company to deliver its product offerings via the Internet from one central location, providing significant cost savings for both MDI and its customers. MDI shares are traded under the name of MDI Technologies, Inc. on the TSX under the symbol MDD.U. MDI shares are also traded in the US on the OTCBB under the symbol MDTI.

This News Release may contain certain statements related to revenues, expenses, development plans and similar items that represent forward-looking statements. Such statements are based on assumptions and estimates related to future economic and market conditions. The assumptions are reviewed regularly by management, however, they involve risks and uncertainties including, without limitation, changes in markets and competition, technological and competitive developments, and potential downturns in economic conditions generally, that could cause actual results to differ materially from those contemplated in the forward-looking statements.

By the order of board of directors:


/s/ TODD SPENCE
    Todd Spence, CEO

Contact information:  For MDI Technologies: Todd Spence CEO
                      Tel: (314) 439-6400, e-mail tas@mditech.com


THE TSX VENTURE EXCHANGE AND THE NASD OTCBB
HAVE NOT REVIEWED AND DO NOT ACCEPT
RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY
OF THIS RELEASE.

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